Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports First Quarter 2012 Results

HIGHLIGHTS

•	Net sales increased 6.1%
•	Adjusted EPS improved 6.8% from last year to $0.63
•	Retail volume/mix grew 1.4%
•	Company reaffirms adjusted 2012 EPS guidance of $3.00 to $3.15

Oak Brook, IL, May 8, 2012 -- TreeHouse Foods, Inc. (NYSE: THS) today reported first quarter earnings of $0.60 per fully diluted share compared to $0.54 per fully diluted share reported for the first quarter of last year.  The Company reported adjusted earnings per share, as described below, of $0.63 compared to $0.59 in the prior year.

The Company’s 2012 first quarter results included several unusual items that affected the year-over-year quarterly comparison.  The first item relates to costs of $0.01 per share associated with the consolidation and closure of facilities.  The remaining items are comprised of a $0.01 per share expense associated with the acquisition of substantially all of the assets of Naturally Fresh, Inc., a $0.01 per share gain on the mark-to-market adjustment of the Company’s commodity agreements, and a $0.02 per share non-cash loss on foreign currency translation of cash held at E.D. Smith and intercompany notes.  Excluding all of these items, adjusted earnings per share was $0.63 in the first quarter of 2012, compared to adjusted earnings per share of $0.59 reported in the first quarter of 2011.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended
	March 31
	2012	2011
	(unaudited)

Diluted EPS as reported	$0.60	$0.54
Facility consolidation costs	0.01	0.05
Acquisition and integration costs	0.01	-
Mark-to-market adjustments	(0.01)	(0.01)
Foreign currency loss on translation of cash and intercompany notes	0.02	0.01

Adjusted diluted EPS	$0.63	$0.59

“Although the macro environment for food manufacturers remained challenging, we are encouraged by our first quarter results,” said Sam K. Reed, Chairman, President and Chief Executive Officer.  “We experienced continued softness in our cold weather products due to unseasonably warm weather; however, the remainder of our retail grocery portfolio performed very well and posted volume growth of 5.5%.”

“In April, we were also pleased to close the acquisition of Naturally Fresh, with its portfolio of premium refrigerated dressings, sauces, marinades and dips.  Naturally Fresh complements our existing lineup of private label dressings, dips and salsa; expands our refrigerated manufacturing and packaging capabilities; and broadens our distribution footprint,” Mr. Reed said.

Adjusted operating earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation, and unusual items, or Adjusted EBITDA (reconciled to net income, the most directly comparable GAAP measure, appears on the attached schedule), was $70.2 million in the quarter, a 1.8% decrease compared to the prior year.  Adjusted EBITDA was marginally lower as the improvement in net income was offset by a lower add-back for stock compensation expense.

Net sales for the first quarter totaled $523.8 million compared to $493.5 million last year.  Sales for the North American Retail Grocery segment increased 7.2% as the Company realized the benefits of increased pricing.  Sales for the Food Away From Home segment increased 1.5% compared to last year, while the Industrial and Export segment showed growth of 5.5%.

Selling, distribution, general and administrative expenses were $60.9 million for the quarter, a decrease of 7.0% from $65.5 million in the first quarter of 2011.  The decrease was due primarily to lower expenses resulting from the efficiencies of last year’s warehouse consolidation program and lower stock based compensation costs.

Other operating expense in the quarter totaled $0.5 million compared to $2.7 million in the prior year, and is primarily related to the previously announced closure of the Springfield, Missouri pickle plant.

Interest expense in the quarter was $13.2 million compared to $13.9 million last year.  The decrease was due to lower interest rates and lower debt levels.

Income tax expense decreased in the quarter to $9.6 million due to a lower effective income tax rate.  The Company’s first quarter effective income tax rate was lower than originally anticipated at 30.4% compared to last year’s first quarter rate of 33.8% due to the impact of the repayment of certain intercompany debt and a decrease in the Canadian statutory tax rate.

Net income for the quarter totaled $22.1 million compared to $19.8 million last year.  Fully diluted earnings per share from continuing operations for the quarter were $0.60 per share compared to $0.54 per share last year.  Excluding unusual items, adjusted earnings per share from continuing operations for the first quarter of 2012 was $0.63 compared to last year’s first quarter adjusted earnings per share of $0.59.

SEGMENT RESULTS

The Company has three reportable segments:

1.
North American Retail Grocery – This segment sells private label and branded products to customers within the United States and Canada.  These products include pickles, peppers, relishes, condensed and ready to serve soups, broths, gravies, jams, spreads, salad dressings, sauces, non-dairy powdered creamers, salsa, powdered drinks, hot cereals, macaroni and cheese, skillet dinners and aseptic products.

2.
Food Away From Home – This segment sells primarily pickle products, non-dairy powdered creamers, Mexican sauces, aseptic products, hot cereals, refrigerated products and sauces to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.
Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers.  The non-dairy creamer is either repackaged into single serve packages for the foodservice industry or is used as an ingredient in other foodservice applications.  Export sales are primarily to industrial customers outside North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs such as freight to customers, commissions, as well as direct selling and marketing expenses.  General sales and administrative expenses, including restructuring charges, are not allocated to the business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the first quarter increased by 7.2% to $379.0 million from $353.5 million during the same quarter last year, primarily due to a 6.1% increase in pricing and a 1.4% increase in volume/mix.  Direct operating income margin in the quarter decreased from 18.5% last year to 16.3% in the current year as higher input and production costs were partially offset by pricing actions.

Food Away From Home segment sales for the first quarter increased 1.5% from last year to $75.3 million from $74.2 million during the same quarter last year, primarily due to a 3.4% increase in pricing as volume/mix declined 1.7%.  Contributing to the volume/mix decline was continued softness in pickles and Mexican sauces.  Direct operating income decreased to $9.8 million in the quarter compared to $10.8 million last year due to higher input and direct selling and marketing costs.

Industrial and Export segment sales for the first quarter increased 5.5%, primarily driven by increased pricing.  Direct operating income decreased to $11.0 million compared to $12.8 million from last year as a result of higher input and production costs.

OUTLOOK FOR 2012

With regard to the outlook, Mr. Reed said, “As weakness in the retail grocery environment persists, we are maintaining our cautious stance on the coming two months, and believe that our second quarter results will be very similar to this quarter.

“In light of our first quarter results, we now expect 2012 revenue growth slightly below our original guidance of 8-9%.  Offsetting that, however, will be the realization of further targeted price increases and greater internal savings due to our operating team’s relentless focus on managing costs at our plants and distribution centers. And, as input costs stabilize and conditions improve, we expect margins to begin their recovery in the back half of the year.  Taking all these factors into account, we are reaffirming our 2012 adjusted earnings per share guidance of $3.00 to $3.15,” he continued.

“We remain steadfast in our belief that private label is absolutely the right place to be, as both consumers and customers seek quality, convenience and value without compromise.  With a healthy balance sheet and strong cash flow, we are well positioned to continue our pursuit of acquisitions – both tuck-in and larger scale – that present opportunities for organic growth, favorable category dynamics and go-to-market synergies,” concluded Mr. Reed.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflect adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management.  Because the Company cannot predict the timing and amount of charges associated with unusual items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.  These costs are not recorded in any of the Company’s operating segments.  Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, non-cash stock based compensation expense, and unusual items.  Adjusted EBITDA is a performance measure and liquidity measure used by management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP.  These non-GAAP measures may be different from similar measures used by other companies.  A full reconciliation table between reported net income for the three month periods ended March 31, 2012 and 2011 calculated according to GAAP and Adjusted EBITDA is attached.  Given the inherent uncertainty regarding unusual items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels.  Its products include non-dairy powdered creamer; canned soup, salad dressings and sauces; powdered drink mixes; instant oatmeal and hot cereals; macaroni and cheese, skillet dinners and other value-added side dishes and salads; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer.  TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, powdered drink mixes and instant hot cereals in the United States and Canada based on sales volume.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements.”  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements.  TreeHouse’s Form 10-K for the year ended December 31, 2011 discusses some of the factors that could contribute to these differences.  You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation.  The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION
TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	March 31
	2012	2011
	(unaudited)

Net sales	$523,811	$493,513
Cost of sales	408,879	372,587
Gross profit	114,932	120,926
Operating expenses:
Selling and distribution	34,294	36,260
General and administrative	26,604	29,243
Other operating expense, net	460	2,650
Amortization expense	8,263	8,049
Total operating expenses	69,621	76,202
Operating income	45,311	44,724
Other (income) expense:
Interest expense, net	13,212	13,851
Loss on currency exchange	856	1,430
Other, net	(461)	(492)
Total other expense	13,607	14,789
Income before income taxes	31,704	29,935
Income taxes	9,630	10,127
Net income	$22,074	$19,808

Weighted average common shares:
Basic	36,019	35,534
Diluted	37,094	36,785

Net earnings per common share:
Basic	$0.61	$0.56
Diluted	$0.60	$0.54

Supplemental Information:
Depreciation and Amortization	$20,721	$19,836
Stock-based compensation expense, before tax	$2,685	$4,774

Segment Information:
North American Retail Grocery
Net Sales	$379,041	$353,463
Direct Operating Income	$61,605	$65,521
Direct Operating Income Percent	16.3%	18.5%

Food Away From Home
Net Sales	$75,349	$74,227
Direct Operating Income	$9,797	$10,762
Direct Operating Income Percent	13.0%	14.5%

Industrial and Export
Net Sales	$69,421	$65,823
Direct Operating Income	$10,998	$12,830
Direct Operating Income Percent	15.8%	19.5%

The following table reconciles the Company’s net income to adjusted EBITDA for the three months ended March 31, 2012 and 2011:

TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands)

	Three Months Ended
	March 31
	2012	2011
	(unaudited)

Net income as reported	$22,074	$19,808
Interest expense	13,212	13,851
Income taxes	9,630	10,127
Depreciation and amortization	20,721	19,836
Stock-based compensation expense	2,685	4,774
Foreign currency loss on translation of cash and intercompany notes	1,104	800
Mark-to-market adjustments	(517)	(575)
Acquisition and integration costs	832	240
Facility consolidation costs	427	2,597

Adjusted EBITDA	$70,168	$71,458

The following table presents the Company’s change in net sales by segment for the three months ended March 31, 2012 vs. 2011:

Three months ended March 31, 2012:

	North American	Food Away		Industrial
	Retail Grocery	From Home		and Export
Volume/mix	1.4%	(1.7	) %	0.7%
Pricing	6.1	3.4		4.8
Foreign currency	(0.3)	(0.2)		-
Total change in net sales	7.2%	1.5%		5.5%